For the period ended May 4, 2001
File number 811-05123
Prudential International Bond Fund, Inc.




SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	A Special Meeting of Shareholders of Prudential
International Fund, Inc. was held on April 27th,
2001.  At such
meeting the shareholders of the Fund approved a merger of all of the assets and liabilities of the Fund to Prudential
Global Total
Return Fund, Inc.



Votes For	Votes Against		Abstentions

4,516,814	137,565		147,247













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